Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT announces receipt of notice of non-compliance from nyse

Philadelphia, PA – March 4, 2022 – Lannett Company, Inc. (NYSE: LCI) today announced that it has received written notice from the New York Stock Exchange (NYSE) dated March 2, 2022, notifying the company that it is not in compliance with the continued listing standards set forth in Section 802.01B of the NYSE Listed Company Manual because its average market capitalization has been less than $50 million over a consecutive 30 trading-day period, and at the same time its last reported stockholders' equity was below $50 million.

In accordance with NYSE procedures, the company has notified the NYSE that it will submit a business plan within 45 days from its receipt of the Notice demonstrating how it intends to regain compliance with the NYSE's continued listing standards within 18 months of the date of the Notice. The NYSE will then review the business plan.

The Notice has no immediate impact on the listing of the company's shares of common stock, which will continue to trade on the NYSE, subject to its continued compliance with the plan and other NYSE continued listing standards.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, the company's ability to meet the standards necessary to maintain listing of its shares of common stock on the NYSE, including its ability to cure non-compliance with the NYSE's continued listing criteria; the NYSE's acceptance of the company's business plan, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC. These forward-looking statements represent the Company's judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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